UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2026

KBR, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33146			20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)			(I.R.S. Employer Identification No.)

	601 Jefferson Street
	Suite 3400
	Houston,	Texas	77002
	(Address of principal executive offices)
Registrant's telephone number including area code: (713) 753-2000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which listed
Common Stock, $0.001 par value	KBR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On July 10, 2026, KBR, Inc. (“KBR”) and each of the executive officers of KBR with an existing severance and change in control agreement with KBR (including Mr. Stuart Bradie, President and Chief Executive Officer; Mr. Shad Evans, Executive Vice President and Chief Financial Officer; Mr. Mark W. Sopp, Executive Vice President, Strategic Transactions and Interim CEO, Mission Technology Solutions; Mr. J. Jay Ibrahim, President, Sustainable Technology Solutions; Ms. Sonia Galindo, Executive Vice President, General Counsel and Corporate Secretary; and Ms. Jenni C. Myles, Executive Vice President, Chief People Officer) entered into an amended and restated severance and change in control agreement (each, an “Amended and Restated Severance and Change in Control Agreement”), each of which replaces and supersedes the respective existing corresponding agreement for each of the executive officers. With the exception of the Amended and Restated Severance and Change in Control Agreement between KBR and Ms. Sonia Galindo (the “Galindo Agreement” and, together with all of the Amended and Restated Severance and Change in Control Agreements entered into by the other executive officers of KBR, the “Agreements”), each Amended and Restated Severance and Change in Control Agreement conforms with the form of Amended and Restated Severance and Change in Control Agreement filed hereto as Exhibit 10.1. The Galindo Agreement includes certain additional provisions to the form of Amended and Restated Severance and Change in Control Agreement and is filed hereto as Exhibit 10.2.

The Agreements do not materially modify any of the severance payments and benefits associated with a “change in control” (as defined in the Agreements). The Agreements now provide for the following changes to ensure fair and competitive treatment of current and future executive officers:
•The definition of “Good Reason” is now amended to include any of the following, in each case without the respective executive officer’s consent: (i) a material diminution of base compensation, (ii) a material diminution in authority, duties, or responsibilities, (iii) the material breach by KBR of the Agreement or any other agreement between the executive officer and KBR or its affiliates, or (iv) the relocation of the executive officer’s principal office location to more than 50 miles away.
•The definition of “Cause” (prior to a Change in Control (as defined in the Agreements)) is now enhanced to require willful and repeated failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness) or willful failure to comply with any valid and legal directive of the board of KBR. The revised definition also clarifies that “Cause” shall not include (i) differences in opinion with respect to strategy or implementation of business plans, (ii) the success or lack of success of any such strategy or implementation, or (iii) any failure to achieve any performance targets.
•The definition of “Cause” (for purposes of a termination of employment on or within two years after a Change in Control) now sets forth notice and cure processes and certain exceptions (such as any action done based upon reasonable reliance on advice of legal counsel to KBR at the direction of the Board). The revised definition also clarifies that “Cause” shall not include (i) differences in opinion with respect to strategy or implementation of business plans, (ii) the success or lack of success of any such strategy or implementation, or (iii) any failure to achieve any performance targets.
•The cash severance payment multiple for executive officers other than the CEO is now increased from 1.0x to 1.5x (base salary + target bonus).
•Retirement eligibility now includes objective age and service years criteria (sum of age and years of service is 70 or greater, where the age is at least 55 with at least five years of service) and a requirement for six months’ prior written notice, subject to waiver in whole or part.
•RSU vesting upon retirement is now revised to include pro-rata RSU vesting.

In addition to all the changes summarized above and set forth in the Agreements, the Galindo Agreement also includes the following additional revisions:
•The non-change in control severance package is further enhanced by adding provisions to include pro-rata annual bonus, pro-rata vesting of non-performance based equity awards, including restricted stock and restricted stock units, and pro-rata vesting of all performance based awards.
•The non-compete clause includes an exception for the right to practice law.

The foregoing descriptions of each of the Agreements is qualified in their entirety by reference to the full text of each of the Agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Form of Amended and Restated Severance and Change in Control Agreement
10.2	Amended and Restated Severance and Change in Control Agreement effective as of July 10, 2026, by and between KBR Wyle Services, LLC, a Delaware limited liability company, KBR, Inc., and Sonia Galindo

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

July 10, 2026	/s/ Sonia Galindo
Sonia Galindo
Executive Vice President, General Counsel & Corporate Secretary